Exhibit 99.9

CONSENT TO BE NAMED A DIRECTOR OF

BONANZA CREEK ENERGY, INC.

The undersigned hereby consents to being named in this joint proxy statement/prospectus included in the Amendment No. 1 to the Registration Statement on Form S-4 filed by Bonanza Creek Energy, Inc. (“Bonanza”) (including any amendments to such Registration Statement) in connection with the Agreement and Plan of Merger, dated as of May 9, 2021, by and among Bonanza, Raptor Eagle Merger Sub, Inc. and Extraction Oil & Gas, Inc., as it may be amended from time to time (the “Extraction Merger Agreement”), as a person who will become a director of Bonanza at the Effective Time (as such term is defined in the Extraction Merger Agreement) and to the filing of this consent as an exhibit to the Amendment No. 1 to the Registration Statement.

Date: August 27, 2021

/s/ Howard A. Willard, III
Name: Howard A. Willard, III